FOR IMMEDIATE RELEASE

CatchMark Second Quarter Revenues Increase 19% Year-Over-Year; Adjusted EBITDA Up 10%; Third Quarter Dividend Declared; Acquisition Pipeline Builds into Second Half of the Year

ATLANTA - August 3, 2015 - CatchMark Timber Trust, Inc. (NYSE:CTT) today reported solid operating results and year-over-year growth for the quarter ending June 30, 2015, driven by the successful integration of properties acquired during last year and the continued execution of management strategies to sustain durable gains.
Company highlights for the second quarter 2015 include:

•	Generated total revenues of $14.2 million compared to $11.9 million for the second quarter 2014, an increase of 19%.

•	Registered Adjusted EBITDA of $5.5 million compared to $5.0 million for the second quarter 2014, an increase of 10%.

•	Increased gross timber sales revenue by approximately 25%, primarily from an increase in total timber sales volume of 24% to 448,570 tons up from 360,778 tons in second quarter 2014;

•	Realized an increase in average net prices for sawtimber of 8%, compared to second quarter 2014 benefiting from regional pricing dynamics from the 2014 acquisitions.

•	Acquired 9,700 acres of prime timberlands in two separate transactions for $12.8 million;

•	Paid a dividend of $0.125 per share on June 15, 2015.
CatchMark today also declared a dividend of $0.125 per share to stockholders of record on August 28, 2015 payable on September 14, 2015.
Jerry Barag, CatchMark’s President and Chief Executive Officer, said: “Second quarter results represent sound implementation of our operating plan on expanding timberland holdings. At the same time, we have maintained significant liquidity-nearly $300 million in various facilities-to take advantage of acquisition opportunities to enhance our platform, with a continued focus on the Southeast U.S where we see the best relative value.
“CatchMark’s current acquisitions pipeline is steadily building with a deeper pool of opportunities for the second half of the year, after falling off earlier this year with fewer opportunities meeting our criteria for size, quality and stocking,” Barag said.
For the six months ending June 30, 2015, CatchMark acquired approximately 17,400 acres of property in Georgia and Texas for $27.9 million in five separate transactions. The acquisitions have added 0.6 million tons to the company’s merchantable timber inventory, comprising 72% pine plantations by acreage and 56% sawtimber by tons.
Willis J. Potts, Jr., CatchMark's Chairman of the Board, said: “In exercising discipline and prudence in reviewing potential purchases, we remain committed to securing high quality timberlands, which will ensure long-term revenue and dividend growth.”
CatchMark also registered $0.6 million in sales of 258 acres of timberlands during the second quarter.
Results for Three and Six Months Ended June 30, 2015
CatchMark’s revenues increased to $14.2 million for the three months ended June 30, 2015 up from $11.9 million for the three months ended June 30, 2014, driven primarily by an increase in timber sales revenue of $2.5 million. Gross timber sales revenue increased by 25% mainly due to a 24% increase in harvest volume as a result of incremental harvest on properties acquired in the past 12 months. The company’s net loss increased to $2.3 million for the three months ended June 30, 2015 from $0.3 million for the three months ended June 30, 2014 primarily due to a higher depletion expense as a result of the change in depletion methodology.

	Three Months Ended June 30, 2014	Changes attributable to:		Three Months Ended June 30, 2015
(amounts in thousands)		Price	Volume
Timber sales (1)
Pulpwood	$6,111	$(65)	$887	$6,933
Sawtimber (2)	4,062	150	1,527	5,739
	$10,173	$85	$2,414	$12,672

(1)	Timber sales are presented on a gross basis.

(2)	Includes sales of chip-n-saw and sawtimber.

Revenues increased to $34.4 million for the six months ended June 30, 2015 up from $20.8 million for the six months ended June 30, 2014 driven by an increase in timber sales revenue of $7.5 million, an increase in timberland sales revenue of $5.7 million, and an increase in other revenues of $0.5 million. Gross timber sales revenue increased by approximately 41%, mainly due to a 42% increase in harvest volume as a result of incremental harvest on properties acquired in the past 12 months. Net loss increased to $3.1 million for the six months ended June 30, 2015 from $0.7 million for the six months ended June 30, 2014 primarily due to a higher depletion expense as a result of the change in depletion methodology.

	Six Months Ended June 30, 2014	Changes attributable to:		Six Months Ended June 30, 2015
(amounts in thousands)		Price	Volume
Timber sales (1)
Pulpwood	$10,922	$(173)	$2,995	$13,744
Sawtimber (2)	7,348	298	4,376	12,022
	$18,270	$125	$7,371	$25,766

(1)	Timber sales are presented on a gross basis.

(2)	Includes sales of chip-n-saw and sawtimber.
Adjusted EBITDA
The discussion below is intended to enhance the reader’s understanding of our operating performance and our ability to satisfy lender requirements. Earnings from Continuing Operations before Interest, Taxes, Depletion, and Amortization (“EBITDA”) is a non-GAAP measure of operating performance. EBITDA is defined by the SEC; however, we have excluded certain other expenses due to their non-cash nature, and we refer to this measure as “Adjusted EBITDA.” As such, our Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and should not be viewed as an alternative to net income as a measurement of our operating performance. Due to significant amount of timber assets subject to depletion and significant amount of financing subject to interest and amortization expense, management considers Adjusted EBITDA to be an important measure of our financial condition and performance. Our credit agreements contains a minimum debt service coverage ratio based, in part, on Adjusted EBITDA since this measure is representative of adjusted income available for interest payments.
For the three months ended June 30, 2015, Adjusted EBITDA was $5.5 million, a $0.5 million increase from the three months ended June 30, 2014, primarily due to a $1.9 million increase in net timber sales, offset by a $0.4 million decrease in net revenue from timberland sales, a $0.7 million increase in cash general and administrative expenses, and a $0.3 million increase in other operating expenses.
For the six months ended June 30, 2015, Adjusted EBITDA was $16.5 million, a $9.5 million increase from the six months ended June 30, 2014, primarily due to a $5.5 million increase in net timber sales and a $5.3 million increase in net revenue from timberland sales, offset by a $0.6 million increase in cash general and administrative expenses, and a $0.5 million increase in other operating expenses.
Our reconciliation of net loss to Adjusted EBITDA for the three and six months ended June 30, 2015 and 2014 follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands)	2015	2014	2015	2014
Net loss	$(2,330)	$(349)	$(3,147)	$(737)
Add:
Depletion	6,396	3,729	12,598	5,533
Basis of timberland sold	327	706	4,894	744
Amortization (1)	210	131	390	226
Stock-based compensation expense	233	96	411	179
Interest expense (1)	671	677	1,323	987
Adjusted EBITDA	$5,507	$4,990	$16,469	$6,932

(1)
For the purpose of the above reconciliation, amortization includes amortization of deferred financing costs, amortization of intangible lease assets, and amortization of mainline road costs, which are included in either interest expense, land rent expense, or other operating expenses in the accompanying consolidated statements of operations.

Conference Call/Webcast
The company will host a conference call and live webcast at 10 a.m. EDT on Tuesday, August 4, 2015 to discuss these results. Investors may listen to the conference call by dialing 888-510-1786 for U.S/Canada and 719-457-2727 for international callers. Participants will be asked to provide conference I.D. number 8335597. Access to the live webcast will be available at www.catchmark.com. A replay of this webcast will be archived on the company’s website shortly after the call. .
About CatchMark
Headquartered in Atlanta, CatchMark Timber Trust, Inc. is a self-administered and self-managed publicly traded REIT that began operations in 2007 and owns interests in approximately 406,700 acres* of timberland located in Alabama, Florida, Georgia, Louisiana and Texas. Listed on the NYSE (CTT), CatchMark provides institutions and individuals an opportunity to invest in a public company focused exclusively on timberland ownership with an objective of producing stockholder returns from sustainably recurring harvests. For more information, visit www.catchmark.com. From time to time, CatchMark releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts regarding new postings. Enrollment information is found in the “Investors Relations” section of www.catchmark.com.
* As of June 30, 2015.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include, but are not limited to, our acquisition pipeline building with a deeper pool of opportunities in the second half of the year, the execution of management strategies sustaining durable gains, and our ability to secure high quality timberlands that will ensure long-term revenue and dividend growth. Readers of this press release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this press release. Factors that could cause or contribute to such differences include, but are not limited to: (i) we may not generate the harvest volumes from our timberlands that we currently anticipate; (ii) the demand for our timber may not increase at the rate we currently anticipate or at all due to changes in general economic and business conditions in the geographic regions where our timberlands are located; (iii) the cyclical nature of the real estate market generally, including fluctuations in demand and valuations, may adversely impact our ability to generate income and cash flow from sales of higher-and-better use properties; (iv) timber prices may not increase at the rate we currently anticipate or could decline, which would negatively impact our revenues; (v) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (vi) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (vii) we may not be able to access external sources of capital at attractive rates or at all; (viii) potential increases in interest rates could have a negative impact on our business and (ix) the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, under the heading “Risk Factors” and our other filings with Securities and Exchange Commission. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements, except as required by law.

Contacts
Investors:                                                              Media:
Brian Davis                                                             Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794                                                       (203) 268-0158
info@catchmark.com                                            marybeth@millerryanllc.com

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except for per-share data)

	(Unaudited) Three Months Ended June 30,		(Unaudited) Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Timber sales	$12,672	$10,173	$25,766	$18,270
Timberland sales	591	1,025	6,765	1,090
Other revenues	911	703	1,887	1,411
	14,174	11,901	34,418	20,771
Expenses:
Contract logging and hauling costs	4,824	4,207	9,944	7,954
Depletion	6,396	3,729	12,598	5,533
Cost of timberland sales	401	791	5,407	841
Forestry management expenses	1,061	810	2,182	1,506
General and administrative expenses	1,864	1,060	3,532	2,776
Land rent expense	172	190	375	405
Other operating expenses	935	681	1,873	1,326
	15,653	11,468	35,911	20,341
Operating (loss) income	(1,479)	433	(1,493)	430

Other income (expense):
Interest income	2	2	2	2
Interest expense	(853)	(784)	(1,656)	(1,169)
	(851)	(782)	(1,654)	(1,167)
Net loss available to common stockholders	$(2,330)	$(349)	$(3,147)	$(737)

Weighted-average common shares outstanding - basic and diluted	39,551	24,985	39,490	24,910

Net loss per-share available to common stockholders - basic and diluted	$(0.06)	$(0.01)	$(0.08)	$(0.03)

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except for per-share data)

	(Unaudited)
	June 30, 2015	December 31, 2014
Assets:
Cash and cash equivalents	$14,198	$17,365
Accounts receivable	2,161	798
Prepaid expenses and other assets	2,529	2,781
Deferred financing costs, less accumulated amortization of $571 and $267 as of June 30, 2015 and December 31, 2014, respectively	4,017	4,245
Timber assets (Note 3):
Timber and timberlands, net	554,396	543,101
Intangible lease assets, less accumulated amortization of $933 and $931 as of June 30, 2015 and December 31, 2014, respectively	24	26
Total assets	$577,325	$568,316

Liabilities:
Accounts payable and accrued expenses	$2,780	$2,359
Other liabilities	4,120	3,265
Note payable and line of credit (Note 4)	138,002	118,000
Total liabilities	144,902	123,624

Commitments and Contingencies (Note 6)	—	—

Stockholders’ Equity:
Class A common stock, $0.01 par value; 889,500 shares authorized; 39,552 and 36,193 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	396	362
Class B-3 common stock, $0.01 par value; 3,500 shares authorized; 0 and 3,164 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	—	32
Additional paid-in capital	612,926	612,518
Accumulated deficit and distributions	(180,350)	(167,364)
Accumulated other comprehensive loss	(549)	(856)
Total stockholders’ equity	432,423	444,692
Total liabilities and stockholders’ equity	$577,325	$568,316

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	(Unaudited) Three Months Ended June 30,		(Unaudited) Six Months Ended June 30,
	2015	2014	2015	2014
Cash Flows from Operating Activities:
Net loss	$(2,330)	$(349)	$(3,147)	$(737)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion	6,396	3,729	12,598	5,533
Other amortization	29	24	58	44
Stock-based compensation expense	233	96	411	179
Noncash interest expense	181	107	332	182
Basis of timberland sold	327	706	4,894	744
Changes in assets and liabilities:
Accounts receivable	(740)	(552)	(1,363)	(1,102)
Prepaid expenses and other assets	68	46	117	575
Accounts payable and accrued expenses	(168)	825	595	378
Other liabilities	1,958	1,721	1,131	1,089
Net cash provided by operating activities	5,954	6,353	15,626	6,885

Cash Flows from Investing Activities:
Timberland acquisitions	(13,134)	(81,742)	(27,651)	(86,089)
Capital expenditures (excluding timberland acquisitions)	(210)	(198)	(1,056)	(536)
Net cash used in investing activities	(13,344)	(81,940)	(28,707)	(86,625)

Cash Flows from Financing Activities:
Proceeds from note payable	6,000	86,500	20,500	86,500
Repayments of note payable	—	(2,009)	(498)	(20,169)
Financing costs paid	(40)	(928)	(249)	(943)
Issuance of common stock	—	—	—	21,316
Dividends paid to common stockholders	(4,920)	(2,748)	(9,839)	(5,495)
Stock issuance costs	—	(7)	—	(1,674)
Net cash provided by financing activities	1,040	80,808	9,914	79,535
Net (decrease) increase in cash and cash equivalents	(6,350)	5,221	(3,167)	(205)
Cash and cash equivalents, beginning of period	20,548	3,188	17,365	8,614
Cash and cash equivalents, end of period	$14,198	$8,409	$14,198	$8,409

SELECTED DATA

	2015			2014
	Q1	Q2	YTD	Q1	Q2	YTD
Timber Sales Volume ('000 tons)
Pulpwood	262	292	554	177	236	413
Sawtimber	175	157	332	86	125	211
Total	437	449	886	263	361	624

Delivered % as of total volume	65%	59%	62%	79%	63%	70%
Stumpage % as of total volume	35%	41%	38%	21%	37%	30%

Net timber sales price ($ per ton)
Pulpwood	$13	$13	$13	$14	$13	$13
Sawtimber	$26	$26	$26	$22	$24	$23

Timberland Sales
Gross Sales (1) ('000)	$6,174	$591	$6,765	$65	$1,025	$1,090
Acres Sold	3,400	258	3,658	29	547	576
Price per acre	$1,816	$2,291	$1,849	$2,250	$1,873	$1,892

Timberland Acquisitions
Gross Acquisitions (1) ('000)	$14,533	$12,771	$27,304	$243	$85,376	$85,619
Acres Acquired	7,668	9,686	17,354	203	44,321	44,524
Price per acre ($/acre)	$1,895	$1,318	$1,573	$1,200	$1,926	$1,923

Period End Acres ('000)
Fee	369	379	379	247	291	291
Lease	29	28	28	30	30	30
Total	398	407	407	277	321	321
(1) Exclusive of closing costs.